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Exhibit 99.1

FOR IMMEDIATE RELEASE

        Yahoo! Reports Third Quarter 2002 Financial Results

Revenues of $249 Million—50 Percent Year over Year Growth

EBITDA of $60 Million and Free Cash Flow of $57 Million

SUNNYVALE, Calif. – October 9, 2002 – Yahoo! Inc. (Nasdaq: YHOO) today reported results for the third quarter ended September 30, 2002. Net revenues for the third quarter totaled $248.8 million, a 50 percent increase over the $166.1 million reported in the same period last year. EBITDA (earnings before interest, taxes, depreciation, amortization and stock compensation expense) was $60.2 million or 24 percent of net revenues, compared to $6.8 million, or 4 percent of net revenues, for the same period last year.

        Net income on a GAAP (Generally Accepted Accounting Principles) basis for the third quarter of 2002 was $28.9 million or $0.05 per diluted share, compared with a net loss of $24.1 million or $0.04 per diluted share for the same period last year. Assuming the adoption of Financial Accounting Standard No. 142 ("FAS 142") "Goodwill and Other Intangible Assets" had occurred at the beginning of 2001, Yahoo! would have reported a net loss for the third quarter of 2001 of $10.2 million or $0.02 per diluted share.

        Free cash flow for the third quarter of 2002 was $57.3 million compared to a free cash flow loss of $6.3 million for the same period last year. Free cash flow is the Company's EBITDA plus non-operating cash income, less taxes paid, investments in working capital and capital expenditures. The Company considers free cash flow an important measure of the Company's performance because it reflects the resources available to invest in the business, make strategic acquisitions, strengthen the balance sheet and repurchase stock.

        "I am proud of Yahoo!'s unwavering focus on executing and managing against our priorities in order to deliver strong top-line, EBITDA and free cash flow growth. Despite a challenging external environment, it is clear Yahoo! is benefiting from the strategy and plan we laid down nearly a year ago and that our efforts to position the company for sustainable, profitable growth are paying off," said Terry Semel, chairman and chief executive officer, Yahoo! Inc.

Business Outlook

        "Yahoo! is focused on maximizing long-term free cash flow per share as the most appropriate measure of how we can increase value for our shareholders. In order to meet this objective, we have made very good progress on the two most important operating benchmarks we use to measure success, namely revenue per user and revenue per employee. In addition, we kept a tight rein on capital spending and reduced our outstanding share base," said Susan Decker, chief financial officer, Yahoo! Inc. "We are very pleased with the growth we have achieved this quarter, most notably in the areas of attracting small and medium sized businesses to our marketing platform, and in our efforts to establish billing relationships with consumers and small businesses for a large number of premium services."

        The following information is based on current information as of October 9, 2002.

2002 Outlook:

  •
  Revenues are expected to be between $930 and $955 million for the full year 2002.

  •
  EBITDA is expected to be between $190 and $200 million for the full year 2002.

  •
  Capital Expenditures are expected to be between $45 and $50 million for the full year 2002.

  •
  Depreciation expense is expected to be approximately $90 million for the full year 2002.

2003 Outlook:

  •
  Revenues are expected to be between $1.075 and $1.175 billion for the full year 2003.

  •
  EBITDA is expected to be between $250 and $300 million for the full year 2003.

        Yahoo!'s business outlook as of today will be available on the Company's Investor Relations Web site throughout the current quarter. It is currently expected the full business outlook will not be updated until the release of Yahoo!'s next quarterly earnings announcement; however, Yahoo! may update the full business outlook or any portion thereof at any time for any reason.

Third Quarter 2002 Financial Highlights

        Revenues: In the third quarter of 2002, Yahoo! reported net revenues of $248.8 million, a 50 percent increase from the same period last year. Excluding HotJobs related revenues that resulted from the acquisition completed earlier this year, revenues increased 36 percent over the same period last year.

        Marketing Services revenues totaled $147.4 million, a 22 percent increase from the same period last year. This increase was primarily a result of an increase in revenues from small-to-medium sized companies realized through Yahoo!'s sponsored search services and inside sales organization, partially offset by a decrease in barter revenues.

        Fees and Listings revenues totaled $83.1 million, a 124 percent increase compared to the same period last year. Excluding HotJobs revenues, the increase was 66 percent. This increase was primarily driven by the increase in paying customers for Yahoo!'s fee- and listings-based services, including Yahoo! Personals and the new SBC Yahoo! Dial product.

        Transactions revenues totaled $18.3 million, a 118 percent increase compared to the same period last year. This increase was driven primarily by increased commerce transactions enabled on the Yahoo! network and a change in the Company's pricing for the Yahoo! Store platform from a fixed to transaction-based structure.

        United States revenues for the quarter totaled $210.1 million, a 51 percent increase compared to the same period last year. International revenues were $38.7 million, a 45 percent increase compared to the same period last year. International revenues represented 16 percent of total revenues both for this quarter and for the same period last year.

        EBITDA: In the third quarter of 2002, Yahoo! reported EBITDA of $60.2 million or 24 percent of net revenues, versus $6.8 million or 4 percent of net revenues reported for the same period last year. The favorable comparison to the same period last year is primarily the result of the 50 percent revenue increase as described above, combined with costs growing at a much slower pace. Costs and expenses included in EBITDA increased only 18 percent, primarily as a result of ongoing costs and expenses associated with HotJobs being brought into Yahoo!'s cost structure and an increase in total compensation related expenses.

        United States EBITDA for the quarter was $58.6 million, or 28 percent of United States net revenues, which compares favorably to $16.3 million, or 12 percent of United States net revenues reported for the same period last year.

        International EBITDA for the quarter was $1.6 million, compared to a $9.5 million EBITDA loss reported for the same period last year.

        Depreciation and Amortization: Depreciation expense for the third quarter of 2002 was $23.8 million, a $6.9 million increase compared to the same period last year. The increase primarily resulted from the HotJobs acquisition and depreciation on the Sunnyvale headquarters facility, which was converted from a synthetic lease to property and equipment during the third quarter.

        Amortization expense for the third quarter of 2002 was $5.9 million, a $9.2 million reduction from the same period last year, primarily resulting from the discontinuance of goodwill amortization in accordance with the adoption of FAS 142, partially offset by additional intangible amortization expense as a result of the HotJobs acquisition.

        Other income, net: In the third quarter of 2002, Yahoo! reported other income, net of $19.5 million, which compares favorably with the $5.8 million recorded in the same period last year. The $13.7 million increase compared to the same period last year was driven by $17.2 million lower net investment losses as well as an increase in earnings from our equity investment in Yahoo! Japan. The increase was partially offset by a decrease in interest income related to a decline in interest rates this quarter and a smaller average investment balance compared to the same period last year.

        Stock repurchase: On August 28, 2002 the Company repurchased approximately 11.1 million shares of common stock for $9.03 per share or $100 million in the aggregate from an affiliate of SOFTBANK Corp.

Nine Months 2002 Financial Highlights

        Net revenues for the nine months ended September 30, 2002 were $667.3 million, a 26 percent increase over the $528.5 million reported in the same period last year. EBITDA was $120.7 million compared with an EBITDA loss of $30.3 million for the same period last year. Free cash flow was $159.6 million compared to a $20.1 million free cash flow loss for the same period last year. Reported GAAP income before the cumulative effect of a change in accounting principle was $60.7 million or $0.10 per diluted share compared to a reported net loss of $84.1 million or $0.15 per diluted share for the same period last year. The Company's adoption of FAS 142 in the first quarter of 2002 resulted in a non-cash charge of $64.1 million or $0.11 per diluted share recorded as a cumulative effect of a change in accounting principle. Assuming the Company had adopted FAS 142 at the beginning of 2001, reported net loss for the nine months ended September 30, 2001 before the cumulative effect of a change in accounting principle would have been $43.7 million or $0.08 per diluted share.

Leading Internet Brand and Global Audience

        Yahoo!'s brand leadership and broad audience support the Company's leadership position and success in efforts to build deeper relationships with consumers. Yahoo! is the No.1 Internet brand in the United States, according to Brand Asset Valuator® (Young & Rubicam, August 2002), reflecting the fact that consumers prefer Yahoo! over any other brand on the Internet, and providing a strong basis for increasing consumer loyalty and usage.

        During the quarter, Nielsen//NetRatings (August 2002) ranked Yahoo!'s global network the world's most trafficked Internet destination for the 27thconsecutive month, based on unique audience, total time spent, reach, and total page views. In addition, Yahoo! was recognized as the most trafficked Internet brand in the United States, with the greatest breadth of usage, having 20 Yahoo! properties ranked among the top three in their respective vertical categories.

        Yahoo!'s global audience, excluding Yahoo! Japan, was approximately 201 million unique users in September 2002 compared to approximately 177 million in September 2001. In addition, approximately 93 million active registered users, excluding Yahoo! Japan, logged onto Yahoo's global network during September 2002, compared to approximately 68 million in September 2001.

        "Yahoo!'s relationship with our consumers is central to our ongoing growth and success. We continue to be the most trafficked global Internet destination and the network with the greatest breadth of usage. Furthermore, Yahoo! consumers stay longer and consume more pages on the network than users of any other portal. As we nurture our brand and deepen our services we plan to continue to build a global consumer base that will grow in quality and financial and strategic value," said Semel.

Quarterly Conference Call

        Yahoo! will host a conference call to discuss third quarter results at 5:00 p.m. Eastern Time today. A live Webcast of the conference call can be accessed through the "What's New" area of the company's Investor Relations Web site at http://docs.yahoo.com/info/investor/. In addition, an archive of the call can be accessed through the "Conference Calls" area at the same site. A replay will be available for 48 hours following the conference call by calling 877-213-9653 or 630-652-3041, reservation number: 6282450.

About Yahoo!

        Yahoo! Inc. is a leading provider of comprehensive online products and services to consumers and businesses worldwide. Yahoo! is the No. 1 Internet brand globally and the most trafficked Internet destination worldwide. Headquartered in Sunnyvale, Calif., Yahoo!'s global network includes 25 World properties and is available in 13 languages.

        This press release and its attachments contain forward-looking statements that involve risks and uncertainties concerning Yahoo!'s expected financial performance (as described without limitation in the Business Outlook section and quotations from management in this press release), as well as Yahoo!'s strategic and operational plans. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the slower spending environment for advertising sales; the actual increases in demand by customers for Yahoo!'s premium and corporate services; acceptance of new products and services; general economic conditions; risks related to the integration of recent acquisitions; the ability to adjust to changes in personnel, including management changes; and the dependence on third parties for technology, services, content and distribution. All information set forth in this release and its attachments is as of October 9, 2002, and Yahoo! undertakes no duty to update this information. More information about potential factors that could affect the Company's business and financial results is included in the Company's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2001 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are on file with the Securities and Exchange Commission (the "SEC") and available at the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo!'s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, which will be filed with the SEC in the near future.

# # #

Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of
Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Media Relations Contacts:
Diana Lee, Yahoo! Inc., (408) 349-6501, dianalee@yahoo-inc.com
Emily Collins, Fleishman-Hillard, (415) 356-1064, collins@fleishman.com

Investor Relations Contact:
Cathy La Rocca, Yahoo! Inc., (408) 349-5188, cathy@yahoo-inc.com

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Net revenues	$248,823	$166,131	$667,280	$528,511
Costs and expenses:
Cost of revenues	41,033	40,598	120,562	119,700
Sales and marketing	108,752	86,479	314,035	293,086
Product development	36,938	29,490	103,908	91,060
General and administrative	25,756	19,713	72,974	58,436
Stock compensation expense	953	1,050	7,693	8,107
Amortization of intangibles	5,914	15,163	15,288	45,636
Restructuring costs	—	—	—	40,700
Acquisition-related costs	—	—	—	4,750

Total costs and expenses	219,346	192,493	634,460	661,475

Income (loss) from operations	29,477	(26,362)	32,820	(132,964)
Other income, net	19,535	5,827	71,432	55,593
Minority interests in operations of consolidated subsidiaries	(916)	310	(565)	772

Income (loss) before income taxes and cumulative effect of accounting change	48,096	(20,225)	103,687	(76,599)
Provision for income taxes	19,239	3,894	42,961	7,530

Income (loss) before cumulative effect of accounting change	28,857	(24,119)	60,726	(84,129)
Cumulative effect of accounting change	—	—	(64,120)	—

Net income (loss)	$28,857	$(24,119)	$(3,394)	$(84,129)

Net income (loss) per share—diluted:
Income (loss) before cumulative effect of accounting change	$0.05	$(0.04)	$0.10	$(0.15)
Cumulative effect of accounting change	—	—	(0.11)	—

Net income (loss) per share—diluted	$0.05	$(0.04)	$(0.01)	$(0.15)

Shares used in per share calculation—diluted (1)	607,134	571,752	610,899	568,989

(1)
Diluted net loss per share for the three and nine months ended September 30, 2001 is computed excluding common share equivalents of 23,273 and 26,989 shares, respectively, as their effect is anti-dilutive.

Supplemental Financial Data(2)
EBITDA	$60,181	$6,769	$120,695	$(30,323)
After tax cash earnings	$59,561	$10,798	$148,601	$23,870
Free cash flow	$57,302	$(6,316)	$159,604	$(20,144)
After tax cash earnings per share—diluted (3)	$0.10	$0.02	$0.24	$0.04
(2)
In order to fully assess the Company's financial operating results, management believes that EBITDA, After tax cash earnings, and Free cash flow are appropriate measures of the operating performance of the Company. However, this supplementary financial data should be considered in addition to, not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with generally accepted accounting principles.

(3)
For the three and nine months ended September 30, 2001 shares used in the After tax cash earnings per share — diluted were 595,025 and 595,978, respectively.

Yahoo! Inc.
Notes to Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Net revenues for groups of similar services:
Marketing services	$147,418	$120,724	$404,109	$403,603
Fees and listings	83,062	37,000	212,134	105,746
Transactions	18,343	8,407	51,037	19,162

Total net revenues	$248,823	$166,131	$667,280	$528,511

Net revenues by segment:
United States	$210,135	$139,365	$564,212	$435,450
International	38,688	26,766	103,068	93,061

Total net revenues	$248,823	$166,131	$667,280	$528,511

EBITDA (1):
Reported income (loss) from operations	$29,477	$(26,362)	$32,820	$(132,964)
Depreciation and amortization	29,751	32,081	80,182	94,534
Stock compensation expense	953	1,050	7,693	8,107

EBITDA	$60,181	$6,769	$120,695	$(30,323)

EBITDA by segment:
United States	$58,574	$16,266	$130,697	$(1,411)
International	1,607	(9,497)	(10,002)	(28,912)

EBITDA	$60,181	$6,769	$120,695	$(30,323)

After tax cash earnings (1):
Reported income (loss) before cumulative effect of accounting change	$28,857	$(24,119)	$60,726	$(84,129)
Depreciation and amortization	29,751	32,081	80,182	94,534
Stock compensation expense	953	1,050	7,693	8,107
Goodwill amortization of Yahoo! Japan equity investment	—	1,786	—	5,358

After tax cash earnings	$59,561	$10,798	$148,601	$23,870

Free cash flow (2):
After tax cash earnings	$59,561	$10,798	$148,601	$23,870
Noncash taxes	17,687	2,895	38,443	6,058
Earnings in equity interests	(5,527)	(3,000)	(15,327)	(7,900)
Minority interests in operations of consolidated subsidiaries	916	(310)	565	(772)
Change in working capital	(2,042)	114	22,203	30,469
Acquisition of property and equipment	(13,293)	(16,813)	(34,881)	(71,869)

Free cash flow	$57,302	$(6,316)	$159,604	$(20,144)

(1)
For the periods identified above, EBITDA includes the following significant pre-tax nonrecurring items:

Restructuring costs	$—	$—	$—	$40,700
Acquisition-related costs	—	—	—	4,750

        In addition to the above, After tax cash earnings includes the following significant pre-tax nonrecurring items within Other income, net:

Investment gains (losses), net	$(672)	$(17,914)	$2,341	$(27,502)
Contract termination fees, net	(843)	—	1,661	9,000
(2)
Defined as After tax cash earnings before noncash taxes, earnings in equity interests, and minority interests in operations of consolidated subsidiaries and after the change in working capital and acquisition of property and equipment.

Yahoo! Inc.
Unaudited Consolidated Summary Balance Sheet Data
(in thousands)

	September 30, 2002	December 31, 2001
ASSETS
Cash, cash equivalents, and investments in marketable debt securities	$1,430,669	$1,471,993
Accounts receivable, net	103,573	68,648
Restricted investments	—	258,662
Property and equipment, net	381,816	131,648
Goodwill	453,716	192,987
Intangible assets, net	102,366	19,457
Other assets, net	224,166	235,951

Total assets	$2,696,306	$2,379,346

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$276,035	$249,115
Deferred revenue	144,351	109,402
Long term liabilities	89,694	23,806

Total liabilities	510,080	382,323

Minority interests in consolidated subsidiaries	30,571	30,006
Stockholders' equity	2,155,655	1,967,017

	$2,696,306	$2,379,346

Yahoo! Inc.
Unaudited Consolidated Summary Cash Flows Data
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$28,857	$(24,119)	$(3,394)	$(84,129)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	29,751	32,081	80,182	94,534
Tax benefits from stock options	17,687	2,895	38,443	6,058
Noncash restructuring costs	—	—	—	11,659
Cumulative effect of accounting change	—	—	64,120	—
Earnings in equity interests	(5,527)	(1,214)	(15,327)	(2,542)
Minority interests in operations of consolidated subsidiaries	916	(310)	565	(772)
Change in long term deferred revenue	—	—	30,000	—
Other noncash items	2,623	18,971	6,298	38,590
Change in working capital	(2,042)	114	22,203	30,469

Net cash provided by operating activities	72,265	28,418	223,090	93,867

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(13,293)	(16,813)	(34,881)	(71,869)
Purchases of equity securities	(7,649)	(445)	(7,649)	(9,475)
Sales of equity securities	—	2,456	20,665	14,359
Increase in restricted cash and investments	—	(35,554)	—	(228,662)
Acquisitions, net of cash acquired	—	(4,707)	(189,168)	(14,478)

Net cash used in investing activities	(20,942)	(55,063)	(211,033)	(310,125)

CASH FLOWS FROM FINANCING ACTIVITIES AND OTHER:
Proceeds from issuance of Capital Stock, net	2,916	8,922	38,615	62,869
Repurchase of Capital Stock	(100,000)	(59,988)	(100,000)	(59,988)
Other	9,740	4,600	8,004	8,707

Net cash provided by (used in) financing activities and other	(87,344)	(46,466)	(53,381)	11,588

Net change in cash, cash equivalents, and marketable debt securities	(36,021)	(73,111)	(41,324)	(204,670)
Cash, cash equivalents, and investments in marketable debt securities at beginning of period	1,466,690	1,527,107	1,471,993	1,658,666

Cash, cash equivalents, and investments in marketable debt securities at end of period	$1,430,669	$1,453,996	$1,430,669	$1,453,996

Supplemental noncash investing activity:
Acquisition of property and equipment funded through restricted investments	$258,662	$—	$258,662	$—

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  Exhibit 99.1
Unaudited Condensed Consolidated Statements of Operations
Notes to Unaudited Condensed Consolidated Statements of Operations
Unaudited Consolidated Summary Balance Sheet Data
Unaudited Consolidated Summary Cash Flows Data